                                                                   Exhibit 12(b)

                         Joseph E. Seagram & Sons, Inc.
                            and Subsidiary Companies
               Computation of Ratio of Exchange to Fixed Charges
               (United States dollars in millions, except ratios)


                                                                                           Five-
                                                                                           Month
                                                                                        Transition
                                                                                          Period         Fiscal             Nine
                                                                   Fiscal Years Ended      Ended      Years Ended       Months Ended
                                                                         January 31,      June 30,      June 30,          March 31,
                                                                 ----------------------   --------   -------------     -------------
                                                                 1994     1995     1996     1996     1997     1998      1998    1999
                                                                 ----     ----     ----     ----     ----     ----      ----    ----
Income (loss) from continuing operations, before tax..........   $169     $172     $ 82     $(37)    $122     $ 17        41    $ 19
Add (deduct):
Dividends from equity companies...............................      1        1        3        -        1        2         1    $  1
Fixed charges.................................................    165      183      165       70      172      182       122    $226
Interest capitalized, net of amortization.....................      -       (1)       -        -       (1)       -         -       -
                                                                 ----     ----     ----     ----     ----     ----      ----    ----
Earnings available for fixed charges..........................   $335     $355     $250     $ 33     $294     $201      $164    $246
                                                                 ----     ----     ----     ----     ----     ----      ----    ----
Fixed charges:
Interest expense..............................................    146      163      145       65      159      170       113     217
Portion of real expense deemed to represent interest factor...     19       20       20        5       13       12         9       9
                                                                 ----     ----     ----     ----     ----     ----      ----    ----
Fixed charges.................................................    165      183      165       70      172      182       122     226
                                                                 ====     ====     ====     ====     ====     ====      ====    ====
Ratio of earnings to fixed charges............................   2.03     1.94     1.52     (a)      1.71     1.10      1.34    1.09
                                                                 ====     ====     ====     ====     ====     ====      ====    ====

-----------
(a) Fixed charges exceeded earnings by $37 million for the transition period ended June 30, 1996.